SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

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☐	Soliciting Material Pursuant to § 240.14a-12

PACIFIC ETHANOL, INC
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PACIFIC ETHANOL, INC.

400 Capitol Mall, Suite 2060

Sacramento, California 95814

March 27, 2013

Dear Fellow Stockholders:

We cordially invite you to attend a special meeting (“Special Meeting”) of stockholders of Pacific Ethanol, Inc., which will be held at 9:00 a.m., local time, on April 30, 2013 at 400 Capitol Mall, Suite 2060, Sacramento, California 95814. All stockholders of record at the close of business on March 19, 2013 are entitled to vote at the Special Meeting. The formal meeting notice and Proxy Statement are attached.

At the Special Meeting, stockholders will be asked to approve an amendment to our Certificate of Incorporation to effectuate a reverse split of our issued and outstanding shares of common stock at a ratio of between 1-for-5 and 1-for-15, inclusive, which ratio will be selected at the sole discretion of our Board of Directors, with any fractional shares that would otherwise be issuable as a result of the reverse stock split being rounded up to the nearest whole share; provided, that our Board of Directors may abandon the reverse stock split or delay the reverse stock split in its sole discretion until the annual meeting of stockholders to be held in 2014.

In addition, stockholders will transact any other business that may properly come before the Special Meeting.

Whether or not you plan to attend the Special Meeting, it is important that your shares be represented and voted at the meeting and we urge you to vote as soon as possible. As an alternative to voting in person at the Special Meeting, you may vote electronically over the Internet or by telephone, or if you receive a proxy card or voting instruction form in the mail, by mailing the completed proxy card or voting instruction form. Timely voting by any of these methods will ensure your representation at the Special Meeting.

We look forward to seeing you April 30th.

Sincerely,

William L. Jones,
Chairman of the Board

Important Notice Regarding the Availability of Proxy Materials for the STOCKHOLDER Meeting to be Held on APRIL 30, 2013. Our Proxy Statement IS available at WWW.PROXYVOTE.COM. YOU WILL NEED THE 12 DIGIT CONTROL NUMBER LISTED ON YOUR PROXY CARD IN ORDER TO ACCESS THE SITE AND VIEW THE MATERIALS ONLINE.

PACIFIC ETHANOL, INC.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD APRIL 30, 2013

__________________________

NOTICE IS HEREBY GIVEN that a special meeting (“Special Meeting”) of stockholders of Pacific Ethanol, Inc., a Delaware corporation, will be held at 9:00 a.m., local time, on April 30, 2013 at 400 Capitol Mall, Suite 2060, Sacramento, California 95814, for the following purposes, as more fully described in the Proxy Statement accompanying this notice:

1.	To approve an amendment to our Certificate of Incorporation to effectuate a reverse split of our issued and outstanding shares of common stock at a ratio of between 1-for-5 and 1-for-15, inclusive, which ratio will be selected at the sole discretion of our Board of Directors, with any fractional shares that would otherwise be issuable as a result of the reverse split being rounded up to the nearest whole share (the “Reverse Stock Split”); provided, that our Board of Directors may abandon the Reverse Stock Split or delay the Reverse Stock Split in its sole discretion until our annual meeting of stockholders to be held in 2014.

2.	To transact such other business as may properly come before the Special Meeting or any adjournment(s) or postponement(s) thereof.

All stockholders of record at the close of business on March 19, 2013 are entitled to notice of and to vote at the Special Meeting and any adjournment(s) or postponement(s) thereof.

We cordially invite all stockholders to attend the Special Meeting in person. Whether or not you plan to attend, it is important that your shares be represented and voted at the meeting. As an alternative to voting in person at the Special Meeting, you can vote your shares electronically over the Internet, or if you receive a proxy card or voting instruction form in the mail, by mailing the completed proxy card or voting instruction form.

For admission to the Special Meeting, each stockholder may be asked to present valid picture identification, such as a driver’s license or passport, and proof of ownership of our capital stock as of the record date, such as the enclosed proxy card or a brokerage statement reflecting stock ownership.

By Order of the Board of Directors,

William L. Jones,
Chairman of the Board

Sacramento, California

March 27, 2013

YOUR VOTE IS VERY IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY. TO ENSURE YOUR REPRESENTATION AT THE SPECIAL MEETING PLEASE PROMPTLY SUBMIT YOUR PROXY OR VOTING INSTRUCTION ELECTRONICALLY OVER THE INTERNET OR BY TELEPHONE, OR IF YOU RECEIVE A PAPER PROXY CARD OR VOTING INSTRUCTION FORM, YOU MAY MAIL THE COMPLETED PROXY CARD OR VOTING INSTRUCTION FORM IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

PACIFIC ETHANOL, INC.

400 Capitol Mall, Suite 2060

Sacramento, California 95814

PROXY STATEMENT

FOR SPECIAL MEETING OF STOCKHOLDERS

__________________________

Voting and Proxy

This Proxy Statement is being furnished in connection with the solicitation of proxies by our Board of Directors (“Board”) for use at a special meeting (“Special Meeting”) of stockholders to be held on April 30, 2013, at 9:00 a.m., local time, at 400 Capitol Mall, Suite 2060, Sacramento, California 95814, and at any adjournment(s) or postponement(s) of the Special Meeting.

We are providing this Proxy Statement and the accompanying proxy card to our stockholders on or about March 27, 2013. Our stockholders are invited to attend the Special Meeting and are requested to vote on the proposals described in this Proxy Statement.

What items will be voted on at the Special Meeting?

Stockholders will vote on one proposal (the “Reverse Stock Split Proposal”) at the Special Meeting to amend our Certificate of Incorporation to effectuate a reverse split of our issued and outstanding shares of common stock, par value $0.001 per share (“common stock”).

What are the Board’s Voting Recommendations?

The Board recommends that you vote your shares “FOR” the Reverse Stock Split Proposal.

Who is entitled to vote?

To be able to vote, you must have been a stockholder on March 19, 2013, the record date for determination of stockholders entitled to notice of and to vote at the Special Meeting. As of the record date, 153,213,493 shares of our common stock, and 926,942 shares of our Series B Cumulative Convertible Preferred Stock, par value $0.001 per share (“Series B Preferred Stock”), were issued and outstanding.

How many votes do I have?

Holders of common stock and Series B Preferred Stock will vote at the Special Meeting as a single class, and holders of Series B Preferred Stock will vote at the Special Meeting as a separate class, on the Reverse Stock Split Proposal.

Each holder of common stock is entitled to one vote per share held, and each holder of Series B Preferred Stock is entitled to approximately 0.43 votes per share held. As a result, a total of 153,610,754 votes may be cast at the Special Meeting, of which holders of common stock will be entitled to cast 153,213,493 votes and holders of Series B Preferred Stock will be entitled to cast 397,261 votes.

What is a quorum?

For business to be conducted at the Special Meeting, a quorum must be present. The presence at the Special Meeting, either in person or by proxy, of holders of shares of outstanding common stock and Series B Preferred Stock entitled to vote and representing at least a majority of our outstanding voting power will constitute a quorum for the transaction of business. Accordingly, shares representing 76,805,378 votes must be present in person or by proxy at the Special Meeting to constitute a quorum.

Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present for the transaction of business.

If a quorum is not present, the Special Meeting will be adjourned until a quorum is obtained.

What are abstentions and broker non-votes?

An “abstention” is the voluntary act of not voting by a stockholder who is present at a meeting in person or by proxy and entitled to vote. “Broker non-votes” refers to shares held by a brokerage firm or other nominee (for the benefit of its client) that are represented at the meeting, but with respect to which the broker or nominee is not instructed to vote on a particular proposal and does not have discretionary authority to vote on that proposal.

If you are a beneficial owner whose shares are held in street name and you do not submit voting instructions to your broker, your broker may generally vote your shares in its discretion on routine matters. However, pursuant to rules of The NASDAQ Stock Market (“NASDAQ”), brokers do not have the discretion to vote their clients’ shares on non-routine matters unless the broker receives voting instructions from the beneficial owner.

We believe that the Reverse Stock Split Proposal is a routine matter and may be voted upon by your broker if you do not submit voting instructions.

What are the general effects of abstentions and broker non-votes?

Brokers who hold shares for the accounts of their clients may vote such shares either as directed by their clients or, in some cases, in their own discretion as permitted under the listing rules of NASDAQ. For purposes of the Special Meeting, brokers or nominees are permitted to vote their clients’ proxies in their own discretion as to the Reverse Stock Split Proposal if the clients have not furnished voting instructions within 10 days of the Special Meeting.

Abstentions and broker non-votes will not be counted as a vote “for” or “against” any matter, although in the case of the Reverse Stock Split Proposal, abstentions and broker non-votes will have the same effect as votes against the proposal.

What vote is required to approve the proposal?

The affirmative vote of a majority of the votes of our outstanding shares of common stock and Series B Preferred Stock, voting together as a single class, and the affirmative vote of a majority of our outstanding shares of Series B Preferred Stock, voting as a separate class, are required for approval of the Reverse Stock Split Proposal. Abstentions will be counted toward the tabulation of votes present or represented by proxy on the Reverse Stock Split Proposal and will have the same effect as votes against the Reverse Stock Split Proposal.

How do I vote?

If you are a “registered holder,” that is your shares are registered in your own name through our transfer agent, and you are viewing this proxy over the Internet you may vote electronically over the Internet. For those stockholders who receive a paper proxy in the mail, you may also vote electronically over the Internet or by telephone or by completing and mailing the proxy card provided. The website identified in the proxy card provides specific instructions on how to vote electronically over the Internet. Those stockholders who receive a paper proxy by mail, and who elect to vote by mail, should complete and return the mailed proxy card in the prepaid and addressed envelope that was enclosed with the proxy materials.

If your shares are held in “street name,” that is, your shares are held in the name of a brokerage firm, bank or other nominee, you will receive instructions from your record holder that must be followed for your record holder to vote your shares per your instructions. If you receive paper copies of our proxy materials from your brokerage firm, bank or other nominee, you will also receive a voting instruction form. Please complete and return the enclosed voting instruction form in the addressed, postage paid envelope provided.

Stockholders who have previously elected to access our proxy materials and annual report electronically over the Internet will continue to receive an email, referred to in this Proxy Statement as an email notice, with information on how to access the proxy information and voting instructions.

Only proxy cards and voting instruction forms that have been signed, dated and timely returned and only proxies that have been timely voted electronically will be counted in the quorum and voted. The Internet and telephone voting facilities will close at 11:59 p.m. Eastern Daylight Time, Monday, April 29, 2013.

Stockholders who vote over the Internet or by telephone need not return a proxy card or voting instruction form by mail, but may incur costs, such as usage charges, from telephone companies or Internet service providers.

You may also vote your shares in person at the Special Meeting. If you are a registered holder, you may request a ballot at the Special Meeting. If your shares are held in street name and you wish to vote in person at the meeting, you must obtain a proxy issued in your name from the record holder (e.g., your broker) and bring it with you to the Special Meeting. We recommend that you vote your shares in advance as described above so that your vote will be counted if you later decide not to attend the Special Meeting.

What if I receive more than one email notice, proxy card or voting instruction form?

If you receive more than one email notice, proxy card or voting instruction form because your shares are held in multiple accounts or registered in different names or addresses, please vote your shares held in each account to ensure that all of your shares will be voted.

Who will count the votes and how will my vote(s) be counted?

All votes will be tabulated by the inspector of elections appointed for the Special Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

If your proxy is properly submitted, the shares represented thereby will be voted at the Special Meeting in accordance with your instructions. If you are a registered holder and you do not specify how the shares represented thereby are to be voted, your shares will be voted “FOR” the Reverse Stock Split Proposal, and in the discretion of the proxy holder(s) as to any other matters that may properly come before the Special Meeting or any adjournment(s) or postponement(s) of the Special Meeting, as well as any procedural matters.

Can I change my vote after I have voted?

If your shares are registered in your name, you may revoke or change your vote at any time before the Special Meeting by voting again electronically over the Internet or telephone, or by filing a notice of revocation or another proxy card with a later date with our Secretary at Pacific Ethanol, Inc., 400 Capitol Mall, Suite 2060, Sacramento, California 95814. If you are a registered stockholder and attend the Special Meeting and vote by ballot, any proxy that you submitted previously to vote the same shares will be revoked automatically and only your vote at the Special Meeting will be counted. If your shares are held in street name, you should contact the record holder to obtain instructions if you wish to revoke or change your vote before the Special Meeting. Please note that if your shares are held in street name, your vote in person at the Special Meeting will not be effective unless you have obtained and present a proxy issued in your name from the record holder.

Who will bear the cost of soliciting proxies?

We will pay the expenses of soliciting proxies for the Special Meeting, including the cost of preparing, assembling and mailing the proxy solicitation materials. Proxies may be solicited personally, by mail or by telephone, or by our directors, officers and regular employees who will not be additionally compensated. If you choose to access the proxy materials and/or vote over the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur.

We have hired Georgeson Inc. to assist us in the distribution of proxy materials and the solicitation of votes described above. We will pay Georgeson Inc. a fee of $8,500 plus customary costs and expenses for these services. We have agreed to indemnify Georgeson Inc. against certain liabilities arising out of or in connection with its agreement to assist us with distributing proxy materials and soliciting votes.

The matter to be considered and acted upon at the Special Meeting is referred to in the preceding notice and is discussed below more fully.

REVERSE STOCK SPLIT Proposal

Approval of Amendment to Certificate of Incorporation TO

effect REVERSE STOCK SPLIT

General

Our Board has approved, and is hereby soliciting stockholder approval of, an amendment to our certificate of incorporation in the form set forth in APPENDIX A to this Proxy Statement (the “Reverse Stock Split Amendment”) to effect a reserve split of our issued and outstanding shares of common stock at a ratio of between 1-for-5 and 1-for-15 (the “Reverse Stock Split”), inclusive, which ratio will be selected at the sole discretion of our Board, with any fractional shares that would otherwise be issuable as a result of the Reverse Stock Split being rounded up to the nearest whole share. A vote “FOR” the Reverse Stock Split Proposal will constitute approval of the Reverse Stock Split Amendment providing for the combination of between five (5) and fifteen (15) shares of common stock, inclusive, as determined in the sole discretion of our Board, into one (1) share of common stock. If our stockholders approve this proposal, our Board will have the authority, but not the obligation, in its sole discretion and without further action on the part of our stockholders, to select the Reverse Stock Split ratio in the above range and implement the Reverse Stock Split by filing the Reverse Stock Split Amendment with the Secretary of State of the State of Delaware at any time after the approval of the Reverse Stock Split Amendment but prior to our annual meeting of stockholders to be held in 2014. The Board reserves the right to abandon the Reverse Stock Split at any time prior to filing the Reverse Stock Split Amendment if it determines, in its sole discretion, that this proposal is no longer in the best interests of Pacific Ethanol and its stockholders. Except for any changes as a result of the treatment of fractional shares, each stockholder will hold the same percentage of common stock outstanding immediately following the Reverse Stock Split as such stockholder held immediately prior to the Reverse Stock Split.

In determining which Reverse Stock Split ratio to implement, if any, following receipt of stockholder approval, our Board may consider, among other things, various factors such as:

•	the historical trading price and trading volume of our common stock;

•	the then prevailing trading price and trading volume of our common stock and the expected impact of the Reverse Stock Split on the trading market for our common stock;

•	our ability to continue our listing on NASDAQ;

•	which Reverse Stock Split ratio would result in the least administrative cost to us; and

•	prevailing general market and economic conditions.

The Reverse Stock Split will not change the number of authorized shares of common stock or preferred stock as designated by our certificate of incorporation. Therefore, because the number of issued and outstanding shares of common stock will decrease, the number of shares of common stock remaining available for future issuance will increase.

If our stockholders approve the Reverse Stock Split, it is expected that the Reverse Stock Split will be implemented promptly. However, the Board reserves the right to abandon the Reverse Stock Split at any time prior to filing the Reverse Stock Split Amendment if it determines, in its sole discretion, that this proposal is no longer in the best interests of Pacific Ethanol and its stockholders. The Board also reserves the right to delay the Reverse Stock Split until any time prior to our annual meeting of stockholders to be held in 2014.

Our Board believes that a Reverse Stock Split at a ratio of between 1-for-5 and 1-for-15, inclusive, as currently proposed, will be effective to increase the per share trading price of our common stock above NASDAQ’s minimum bid price requirement of $1.00 per share, as further discussed below.

Purpose of the Reverse Stock Split Amendment

Our common stock currently trades on The NASDAQ Capital Market under the symbol “PEIX.” NASDAQ has various continued listing criteria that companies must satisfy in order to remain listed on the exchange. One of these criteria is that a company’s common stock has a bid price that is greater than or equal to $1.00 per share.

Currently, we meet all of NASDAQ’s continued listing criteria for listing on The NASDAQ Capital Market, other than the minimum bid price requirement. On June 6, 2012, we received a letter from NASDAQ indicating that the bid price of our common stock for the last 30 consecutive trading days had closed below the minimum $1.00 per share required for continued listing under NASDAQ Listing Rule 5550(a)(2). We were provided an initial period of 180 calendar days, or until December 3, 2012, during which to regain compliance. We failed to regain compliance by December 3, 2012 but we were provided a final additional period of 180 calendar days, or until June 3, 2013, during which to regain compliance. If we do not regain compliance with NASDAQ Listing Rule 5550(a)(2) by June 3, 2013, NASDAQ will provide written notice that our securities are subject to delisting. At that time, we may appeal the determination to delist our securities to a Listing Qualifications Panel, which would require that we provide the Listing Qualifications Panel with a plan to regain compliance. We believe, however, that the only credible plan would be a reverse stock split to increase the per share trading price of our common stock above NASDAQ’s minimum bid price requirement of $1.00 per share.

The purpose of the Reverse Stock Split is to increase the per share trading price of our common stock. We believe that stockholder approval of the proposed Reverse Stock Split would allow us to regain compliance with the minimum bid price requirement. If our stockholders approve the Reverse Stock Split, it is expected that the Reverse Stock Split will be promptly implemented. However, the Board reserves the right to abandon the Reverse Stock Split if it determines, in its sole discretion, that this proposal is no longer in the best interests of Pacific Ethanol and its stockholders.

IF OUR STOCKHOLDERS DO NOT APPROVE THIS PROPOSAL, WE WOULD LIKELY BE DELISTED FROM THE NASDAQ CAPITAL MARKET DUE TO OUR FAILURE TO MAINTAIN A MINIMUM BID PRICE FOR OUR COMMON STOCK OF $1.00 PER SHARE AS REQUIRED BY NASDAQ’S LISTING RULES.

Impact of the Reverse Stock Split Amendment if Implemented

If approved and implemented, the Reverse Stock Split will be realized simultaneously and in the same ratio for all of our issued and outstanding shares of common stock. Any fractional shares that would otherwise be issuable as a result of the Reverse Stock Split will be rounded up to the nearest whole share. The Reverse Stock Split will affect all holders of our common stock uniformly and will not affect any stockholder’s percentage ownership interest in the Company (subject to the treatment of fractional shares). In addition, the Reverse Stock Split will not affect any stockholder’s proportionate voting power (subject to the treatment of fractional shares).

Our authorized capital stock currently consists of 300,000,000 shares of common stock, par value $0.001, and 10,000,000 shares of preferred stock, par value $0.001. Although the Reverse Stock Split will not affect the rights of stockholders or any stockholder’s proportionate ownership interest in the Company (except as a result of rounding in lieu of fractional shares), the number of authorized shares of our common stock and preferred stock will not be reduced. If the Reverse Stock Split is implemented, the number of authorized shares of common stock would remain at 300,000,000 shares, thereby effectively increasing the number of shares of common stock available for future issuance. In addition, the total number of authorized shares of preferred stock would remain at 10,000,000 shares and the number of designated shares of Series A Preferred Stock and Series B Preferred Stock would remain unchanged. The conversion ratio of our issued outstanding shares of preferred stock will adjust proportionately with the ratio of the Reverse Stock Split.

The table below sets forth, as of March 19, 2013 and for illustrative purposes only, certain effects of potential Reverse Stock Split ratios of between 1-for-5 and 1-for-15, inclusive, including on our total outstanding common stock equivalents (without giving effect to the treatment of fractional shares).

	Common Stock and Equivalents Outstanding Prior to Reverse Stock Split		Common Stock and Equivalents Outstanding Assuming Certain Reverse Stock Split Ratios
	Shares	Percent of Total	1-for-5	1-for-10	1-for-15
Common stock outstanding	153,213,493	59.5%	30,642,699	15,321,349	10,214,233
Common stock underlying warrants	97,203,655	37.8	19,440,731	9,720,366	6,480,244
Common stock underlying preferred stock	6,741,080	2.6	1,348,216	674,108	449,405
Common stock underlying options	194,774	0.1	38,955	19,477	12,985
Total common stock and equivalents	257,353,002	100.0%	51,470,601	25,735,300	17,156,867
Common stock available for future issuance	42,646,998		248,529,399	274,264,700	282,843,133

As illustrated by the table above, the Reverse Stock Split would significantly increase the ability of our Board to issue authorized and unissued shares in the future without further stockholder action. The issuance in the future of such additional authorized shares may have the effect of diluting the earnings or loss per share and book value per share, as well as the ownership and voting rights of the holders of our then-outstanding shares of common stock. In addition, an increase in the number of authorized but unissued shares of our common stock may have a potential anti-takeover effect, as our ability to issue additional shares could be used to thwart persons, or otherwise dilute the stock ownership of stockholders, seeking to control us. The Reverse Stock Split is not being recommended by our Board as part of an anti-takeover strategy.

The principal effects of the Reverse Stock Split Amendment will be as follows:

•	each five (5) to fifteen (15) shares of common stock, inclusive, as determined in the sole discretion of our Board, owned by a stockholder, will be combined into one new share of common stock, with any fractional shares that would otherwise be issuable as a result of the split being rounded up to the nearest whole share;

•	the number of shares of common stock issued and outstanding will be reduced accordingly, as illustrated in the table above;

•	proportionate adjustments will be made to the per share exercise prices and/or the number of shares issuable upon exercise or conversion of outstanding preferred stock, options, warrants, and any other convertible or exchangeable securities entitling the holders to purchase, exchange for, or convert into, shares of common stock, which will result in approximately the same aggregate price being required to be paid for such securities upon exercise or conversion as had been payable immediately preceding the Reverse Stock Split;

•	the number of shares reserved for issuance or under the securities described immediately above will be reduced proportionately; and

•	the number of shares of common stock available for future issuance will increase accordingly, as illustrated in the table above.

Certain Risks Associated with the Reverse Stock Split

Certain risks associated with the Reverse Stock Split are as follows:

•	If the Reverse Stock Split is approved and implemented and the market price of our common stock declines, the percentage decline may be greater than would occur in the absence of the Reverse Stock Split. The market price of our common stock will, however, also be based on performance and other factors, which are unrelated to the number of shares outstanding.

•	There can be no assurance that the Reverse Stock Split will result in any particular price for our common stock. In addition, we will have fewer shares that are publicly traded. As a result, the trading liquidity of our common stock may decline.

•	There can be no assurance that the market price per share of our common stock after the Reverse Stock Split will increase and remain in proportion to the reduction in the number of shares of our common stock outstanding before the Reverse Stock Split. For example, based on the closing price of our common stock on March 19, 2013 of $0.385 per share, if the Reverse Stock Split at a ratio of 1-for 5 is approved and implemented, there can be no assurance that the post-split market price of our common stock would be $1.925 or greater. Accordingly, the total market capitalization of our common stock after the Reverse Stock Split may be lower than the total market capitalization before the Reverse Stock Split. Moreover, in the future, the market price of our common stock following the Reverse Stock Split may not exceed or remain higher than the market price prior to the Reverse Stock Split.

•	The Reverse Stock Split may result in some stockholders owning “odd lots” of less than 100 shares of common stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares.

•	The number of shares of common stock available for future issuance will increase from 42,646,998 shares to between 248,529,400 and 282,843,133 shares, depending on the ratio of the Reverse Stock Split selected by our Board, significantly increasing the ability of our Board to issue authorized and unissued shares in the future without further stockholder action.

Our Board intends to implement the Reverse Stock Split, if approved by our stockholders, because the Board believes that a decrease in the number of shares is likely to improve the trading price of our common stock and allow us to regain compliance with the $1.00 minimum bid price required by NASDAQ. The Board therefore believes that the Reverse Stock Split is in the best interests of Pacific Ethanol and its stockholders. However, the Board reserves its right to abandon the Reverse Stock Split if it determines, in its sole discretion, that it would no longer be in the best interests of Pacific Ethanol and its stockholders to implement the Reverse Stock Split.

Effective Time

The proposed Reverse Stock Split would become effective as of 12:01 a.m., Eastern time (the “Effective Time”) on the date specified in the Reverse Stock Split Amendment with the office of the Secretary of State of the State of Delaware. Except as explained below with respect to fractional shares, on the Effective Time, shares of our common stock issued and outstanding immediately prior thereto will be combined, automatically and without any action on the part of our stockholders, into one share of our common stock in accordance with the Reverse Stock Split ratio of between 1-for-5 and 1-for-15, inclusive.

After the Effective Time, our common stock will have a new committee on uniform securities identification procedures (“CUSIP”) number, which is a number used to identify our equity securities, and stock certificates with the older CUSIP numbers will need to be exchanged for stock certificates with the new CUSIP numbers by following the procedures described below.

After the Effective Time, we will continue to be subject to periodic reporting and other requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Unless our common stock is delisted by NASDAQ because of our failure to comply with the $1.00 minimum bid price requirement, our common stock will continue to be listed on The NASDAQ Capital Market under the symbol “PEIX,” although NASDAQ will add the letter “D” to the end of the trading symbol for a period of 20 trading days after the Effective Time to indicate that the Reverse Stock Split has occurred.

Board Discretion to Implement the Reverse Stock Split Amendment

If stockholder approval is obtained for the Reverse Stock Split Amendment to effect the Reserve Stock Split, the Board expects to select an appropriate ratio and implement the Reverse Stock Split promptly. However, the Board reserves the authority to decide, in its sole discretion, to delay or abandon the Reverse Stock Split after such vote and before the effectiveness of the Reverse Stock Split if it determines that the Reverse Stock Split is no longer in the best interests of Pacific Ethanol and its stockholders. The Board will, however, implement the Reverse Stock Split, if at all, prior to our annual meeting of stockholders to be held in 2014.

Fractional Shares

Our stockholders will not receive fractional post-Reverse Stock Split shares in connection with the Reverse Stock Split. Instead, any fractional shares that would otherwise be issuable as a result of the Reverse Stock Split will be rounded up to the nearest whole share.

No Going-Private Transaction

Notwithstanding the decrease in the number of outstanding shares following the proposed Reverse Stock Split, our Board does not intend for the Reverse Stock Split to be the first step in a “going-private transaction” within the meaning of Rule 13e-3 of the Exchange Act. In fact, since all fractional shares of common stock resulting from the Reverse Stock Split will be rounded up to the nearest whole share, there will be no reduction in the number of stockholders of record that could provide the basis for a going-private transaction.

Effect on Beneficial Holders of Common Stock (i.e., stockholders who hold in “street name”)

Upon the Reverse Stock Split, we intend to treat shares held by stockholders in “street name,” through a bank, broker or other nominee, in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to effect the Reverse Stock Split for their beneficial holders holding our common stock in “street name.” However, these banks, brokers or other nominees may have different procedures than registered stockholders for processing the Reverse Stock Split. If a stockholder holds shares of our common stock with a bank, broker or other nominee and has any questions in this regard, stockholders are encouraged to contact their bank, broker or other nominee.

Effect on Registered “Book−Entry” Holders of Common Stock (i.e., stockholders who are registered on the transfer agent’s books and records but do not hold stock certificates)

Certain of our registered holders of common stock may hold some or all of their shares electronically in book-entry form with the transfer agent. These stockholders do not have stock certificates evidencing their ownership of the common stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts.

If a stockholder holds registered shares in book-entry form with the transfer agent, no action needs to be taken to receive post-Reverse Stock Split shares. If a stockholder is entitled to post-Reverse Stock Split shares, a transaction statement will automatically be sent to the stockholder’s address of record indicating the number of shares of common stock held following the Reverse Stock Split.

Effect on Certificated Shares

Stockholders holding shares of our common stock in certificate form will be sent a transmittal letter by the transfer agent after the Effective Time. The letter of transmittal will contain instructions on how a stockholder should surrender the certificate(s) representing shares of our common stock (“Old Certificates”) to the transfer agent in exchange for certificates representing the appropriate number of whole shares of post-Reverse Stock Split common stock (“New Certificates”). No New Certificates will be issued to a stockholder until the stockholder has surrendered all Old Certificates, together with a properly completed and executed letter of transmittal, to the transfer agent. No stockholder will be required to pay a transfer or other fee to exchange its Old Certificates.

Stockholders will then receive one or more New Certificates representing the number of whole shares of common stock to which they are entitled as a result of the Reverse Stock Split. Until surrendered, we will deem outstanding Old Certificates held by stockholders to be cancelled and only to represent the number of whole shares of post-Reverse Stock Split common stock to which these stockholders are entitled.

Any Old Certificates submitted for exchange, whether because of a sale, transfer or other disposition of stock, will automatically be exchanged for New Certificates. If an Old Certificate has one or more restrictive legends on the back of the Old Certificate, the New Certificate will be issued with the same restrictive legends that are on the back of the Old Certificate.

Stockholders should not destroy any stock certificate and should not submit any stock certificate until requested to do so.

Accounting Matters

The Reverse Stock Split will not affect the par value of a share of our common stock. As a result, as of the Effective Time of the Reverse Stock Split, the stated capital attributable to common stock on our balance sheet will be reduced proportionately based on the Reverse Stock Split ratio (including a retroactive adjustment for prior periods), and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. Reported per share net income or loss will be higher because there will be fewer shares of common stock outstanding.

No Appraisal Rights

Under the Delaware General Corporation Law, stockholders are not entitled to dissenters’ or appraisal rights with respect to the Reverse Stock Split, and we will not independently provide stockholders with any such rights.

Certain United States Federal Income Tax Considerations

To ensure compliance with Treasury Department Circular 230, you are hereby notified that any discussion of tax matters set forth in this Proxy Statement was written in connection with the promotion or marketing of the transactions or matters addressed herein and was not intended or written to be used, and cannot be used by you, for the purpose of avoiding tax-related penalties under federal, state or local tax law. Stockholders should seek advice based on their particular circumstances from an independent tax advisor.

The following is a summary of certain United States federal income tax consequences of the Reverse Stock Split to holders of our common stock. Except where noted, this summary deals only with our common stock that is held as a capital asset.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those summarized below.

This summary does not address all aspects of United States federal income taxes and does not deal with foreign, state, local or other tax considerations that may be relevant to stockholders in light of their particular circumstances. In addition, it does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws (including if you are a dealer in securities or currencies; a financial institution; a regulated investment company; a real estate investment trust; an insurance company; a tax-exempt organization; a person holding shares as part of a hedging, integrated or conversion transaction, a constructive sale or a straddle; a trader in securities that has elected the mark-to-market method of accounting for your securities; a person liable for alternative minimum tax; a person who owns or is deemed to own 10% or more of our voting stock; a partnership or other pass-through entity for United States federal income tax purposes; a person whose “functional currency” is not the United States dollar; a United States expatriate; a “controlled foreign corporation”; or a “passive foreign investment company”).

We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary. No ruling from the Internal Revenue Service or opinion of counsel will be obtained regarding the federal income tax consequences to stockholders as a result of the Reverse Stock Split.

If a partnership holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your tax advisors.

We believe that the Reverse Stock Split, if implemented, would be a tax-free recapitalization under the Code. If the Reverse Stock Split qualifies as a recapitalization under the Code, then, generally, for United States federal income tax purposes, no gain or loss will be recognized by the Company in connection with the Reverse Stock Split, and no gain or loss will be recognized by stockholders that exchange their shares of pre-split common stock for shares of post-split common stock. The post-split common stock in the hands of a stockholder following the Reverse Stock Split will have an aggregate basis equal to the aggregate basis of the pre-split common stock held by that stockholder immediately prior to the Reverse Stock Split. Similarly, a stockholder’s holding period for the post-split common stock will be the same as the holding period for the pre-split common stock exchanged therefor.

Alternative characterizations of the Reverse Stock Split are possible. For example, while the Reverse Stock Split, if implemented, would generally be treated as a tax-free recapitalization under the Code, stockholders whose fractional shares resulting from the Reverse Stock Split are rounded up to the nearest whole share may recognize gain for United States federal income tax purposes equal to the value of the additional fractional share. However, we believe that, in such case, the resulting tax liability may not be material in view of the low value of such fractional interest. Stockholders should consult their own tax advisors regarding alternative characterizations of the Reverse Stock Split for United States federal income tax purposes.

Required Vote of Stockholders

Approval of the Reverse Stock Split Proposal requires the affirmative vote of a majority of the votes of our outstanding shares of common stock and Series B Preferred Stock, voting together as a single class, and the affirmative vote of a majority of our outstanding shares of Series B Preferred Stock, voting as a separate class.

If the required votes for this proposal are obtained, then our Board will have the authority to select the Reverse Stock Split ratio in the stated range and authorize the filing of the Reverse Stock Split Amendment in substantially the form attached to this Proxy Statement as APPENDIX A at any time after the approval of the Reverse Stock Split Proposal but prior to our annual meeting of stockholders to be held in 2014. Our Board reserves the right to abandon the proposed Reverse Stock Split at any time prior to the effectiveness of the filing of the Reverse Stock Split Amendment with the Delaware Secretary of State, notwithstanding authorization of the proposed Reverse Stock Split Amendment by our stockholders.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE REVERSE STOCK SPLIT PROPOSAL.

Other Matters

Our Board knows of no other matters to be brought before the Special Meeting. However, if other matters should come before the Special Meeting, it is the intention of the persons named in the proxy to vote such proxy in accordance with his judgment on such matters.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information with respect to the beneficial ownership of our voting securities as of March 19, 2013, the date of the table, by:

•	each person known by us to beneficially own more than 5% of the outstanding shares of our common stock;

•	each of our directors and director nominees;

•	each of our current executive officers; and

•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting or investment power with respect to the securities. To our knowledge, except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Shares of common stock underlying derivative securities, if any, that currently are exercisable or convertible or are scheduled to become exercisable or convertible for or into shares of common stock within 60 days after the date of the table, and shares of restricted stock granted but as yet unissued as of the date of the table, are deemed to be outstanding in calculating the percentage ownership of each listed person or group but are not deemed to be outstanding as to any other person or group. Except as indicated by footnote, percentage of beneficial ownership is based on 153,213,493 shares of common stock and 926,942 shares of Series B Preferred Stock outstanding as of the date of the table.

Name and Address of Beneficial Owner(1)	Title of Class	Amount and Nature of Beneficial Ownership		Percent of Class
William L. Jones	Common	621,866	(2)	*
	Series B Preferred	12,820		1.38%
Neil M. Koehler	Common	4,558,763	(3)	2.91%
	Series B Preferred	256,410		27.66%
Bryon T. McGregor	Common	458,272	(4)	*
Christopher W. Wright	Common	400,703	(5)	*
Terry L. Stone	Common	186,021	(6)	*
John L. Prince	Common	181,735	(7)	*
Douglas L. Kieta	Common	188,821		*
Larry D. Layne	Common	284,535	(8)	*
Michael D. Kandris	Common	193,878		*
Frank P. Greinke	Common	2,113,815	(9)	1.37%
	Series B Preferred	85,180		9.19%
Lyles United, LLC	Common	4,168,985	(10)	2.65%
	Series B Preferred	512,820		55.32%
Capital Ventures International	Common	7,448,286	(11)	4.83%
Iroquois Master Fund Ltd.	Common	7,712,169	(12)	4.79%
All executive officers and directors as a group (9 persons)	Common	7,074,594	(13)	4.52%
	Series B Preferred	269,230		29.04%

__________

* Less than 1.00%

(1)	Messrs. Jones, Koehler, Stone, Prince, Kieta, Layne and Kandris are directors of Pacific Ethanol. Messrs. Koehler, McGregor, Wright and Kandris are executive officers of Pacific Ethanol. The address of each of these persons is c/o Pacific Ethanol, Inc., 400 Capitol Mall, Suite 2060, Sacramento, California 95814.

(2)	Amount represents 518,744 shares of common stock held by William L. Jones and Maurine Jones, husband and wife, as community property, 7,143 shares of common stock underlying options issued to Mr. Jones, 2,748 shares of common stock underlying a warrant issued to Mr. Jones and 93,231 shares of common stock underlying our Series B Preferred Stock held by Mr. Jones.

(3)

Amount represents 2,620,356 shares of common stock held directly, 54,945 shares of common stock underlying a warrant, 1,864,712 shares of common stock underlying our Series B Preferred Stock and 18,750 shares of common stock underlying options. Of the shares of common stock held directly, 1,250,000 shares of restricted stock were granted on March 1, 2013 but were as yet unissued as of the date of the table.

(4)	Includes 8,571 shares of common stock underlying options. Also includes 350,000 shares of restricted stock that were granted on March 1, 2013 but were as yet unissued as of the date of the table.

(5)	Includes 8,571 shares of common stock underlying options. Also includes 350,000 shares of restricted stock that were granted on March 1, 2013 but were as yet unissued as of the date of the table.

(6)	Includes 2,143 shares of common stock underlying options.

(7)	Includes 2,143 shares of common stock underlying options.

(8)	Includes 100,000 shares beneficially owned by Larry D. Layne, as trustee under the Layne Family Trust.

(9)	Amount represents 1,494,354 shares of common stock held directly and 619,461 shares of common stock underlying our Series B Preferred Stock. The shares are beneficially owned by Frank P. Greinke, as trustee under the Greinke Personal Living Trust Dated April 20, 1999. The address of Frank P. Greinke is P.O. Box 4159, 1800 W. Katella, Suite 400, Orange, California 92863.

(10)	Includes 439,561 shares of common stock underlying a warrant and 3,729,424 shares of common stock underlying our Series B Preferred Stock. In addition, Lyles Diversified, Inc. holds 79,983 shares of common stock and The Lyles Foundation holds 51,707 shares of common stock. The address of Lyles United, LLC is c/o Howard Rice Nemerovski Canady Falk & Rabkin, Three Embarcadero Center, Suite 700, San Francisco, California 94111-4024.

(11)	Amount represents 6,366,925 shares of common stock and 1,081,361 shares of common stock underlying warrants. The information with respect to the holdings of Capital Ventures International is based solely on the Schedule 13G/A filed February 13, 2013 by Capital Ventures International and Heights Capital Management, Inc. as the reporting persons. Each of the reporting persons shares voting and dispositive power over all shares beneficially owned. Heights Capital Management, Inc. is the investment manager to Capital Ventures International and as such may exercise voting and dispositive power over the shares. The shares reported as beneficially owned excludes 16,142,169 shares of common stock issuable upon exercise of a warrant issued to Capital Ventures International because the warrant contains a blocking provision under which the holder thereof does not have the right to exercise the warrant to the extent that such exercise would result in beneficial ownership by the holder thereof or any of its affiliates, of more than 4.9% of our shares of common stock outstanding. The address for Capital Ventures International is One Capitol Place, P.O. Box 1787 GT, Grand Cayman, Cayman Islands, British West Indies. The address for Heights Capital Management, Inc. is 101 California Street, Suite 3250, San Francisco, California 94111.

(12)	Amount represents 814 shares of common stock and 7,711,355 shares of common stock underlying a warrant. The information with respect to the holdings of Iroquois Master Fund Ltd. is based solely on the Schedule 13G/A filed February 12, 2013 by Iroquois Capital Management L.L.C., Joshua Silverman and Richard Abbe, as the reporting persons. Each of the reporting persons shares voting and dispositive power over all shares beneficially owned. The shares reported as beneficially owned excludes 7,623,895 shares of common stock issuable upon exercise of a warrant issued to Iroquois Master Fund Ltd. because the warrant contains a blocking provision under which the holder thereof does not have the right to exercise the warrant to the extent that such exercise would result in beneficial ownership by the holder thereof or any of its affiliates, of more than 4.9% of our shares of common stock outstanding. The address for each of the reporting persons is 641 Lexington Avenue, 26th Floor, New York, New York 10022.

(13)	Amount represents 3,061,637 shares of common stock held directly, 47,321 shares of common stock underlying options, 57,693 shares of common stock underlying warrants and 1,957,943 shares of common stock underlying our Series B Preferred Stock. Of the shares of common stock held directly, 1,950,000 shares of restricted stock were granted on March 1, 2013 but were as yet unissued as of the date of the table.

Other Information

Stockholder Proposals

Proposals Pursuant to Rule 14a-8. Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in our proxy statement and for consideration at our 2013 annual meeting of stockholders. Such proposals must comply with Rule 14a-8 and must be delivered to our Secretary at our principal executive offices. To be eligible for inclusion in our 2013 proxy statement, we initially disclosed that such stockholder proposals must be received by us by June 26, 2013. However, because the date of our 2013 annual meeting is expected to change by more than 30 days from the date of our 2012 annual meeting, the deadline is a reasonable time before we begin to print and send our proxy materials. We expect to hold our 2013 annual meeting in June 2013 and will hold the meeting at a time, date and location to be determined, which will be announced in due course. We previously disclosed an updated deadline of December 21, 2012 for such stockholder proposals, which is the current deadline in effect. While the Board will consider such stockholder proposals, we reserve the right to omit from our proxy statement stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8.

Proposals and nominations pursuant to our bylaws. Stockholder proposals not intended for inclusion in our proxy materials and nominations of persons for election to our Board may be made by written notice by any stockholder who timely and completely complies with the notice procedures contained in our bylaws, was a stockholder of record at the time of giving of notice and is entitled to vote at the meeting, so long as the proposal is a proper matter for stockholder action and the stockholder otherwise complies with our bylaws and applicable law. However, stockholder nominations of persons for election to our Board at a special meeting may only be made if our Board has determined that directors are to be elected at the special meeting. In order to be timely, a stockholder’s written notice must be delivered to our Secretary at 400 Capitol Mall, Suite 2060, Sacramento, California 95814 not later than the 45th day before the first anniversary of the date on which we first mailed our proxy materials for the prior year’s annual meeting of stockholders. However, because the date of our 2013 annual meeting is expected to change by more than 30 days from the date of our 2012 annual meeting, the deadline is a reasonable time before we begin to print and send our proxy materials, which coincides with any adjusted deadline we publicly announce. We expect to hold our 2013 annual meeting in May or June 2013 and will hold the meeting at a time, date and location to be determined, which will be announced in due course. We previously disclosed an updated deadline of March 8, 2013 for such stockholder proposals and nominations, which is the current deadline in effect. In the case of a special meeting, in order to be timely, a stockholder’s written notice must be delivered to our Secretary at the foregoing address by the close of business on the seventh (7th) day following the day we first publicly announce the date of the special meeting.

Except as otherwise provided by law, if the chairperson of the meeting determines that a nomination or any business proposed to be brought before a meeting was not made or proposed in accordance with the foregoing procedures or our bylaws, the chairperson may prohibit the nomination or proposal from being presented at the meeting.

Available Information

We are subject to the informational requirements of the Exchange Act. In accordance with the Exchange Act, we file reports, proxy statements and other information with the Securities and Exchange Commission. These materials can be inspected and copied at the Public Reference Room maintained by the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. Our common stock trades on The NASDAQ Capital Market under the symbol “PEIX.”

ALL STOCKHOLDERS ARE URGED TO COMPLETE, SIGN AND RETURN PROMPTLY THE ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE.

PROXY FOR SPECIAL MEETING OF STOCKHOLDERS

PACIFIC ETHANOL, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Pacific Ethanol, Inc. (the “Company”) hereby constitutes and appoints Neil M. Koehler and William L. Jones, and each of them, with the power to appoint their substitute(s), as attorney and proxy to appear, attend and vote all of the shares of common stock of the Company standing in the name of the undersigned on the record date at the special meeting of stockholders of the Company to be held at 9:00 a.m., local time, on Tuesday, April 30, 2013 at 400 Capitol Mall, Suite 2060, Sacramento, California 95814, and at any adjournment or adjournments thereof, upon the below proposals. The Company’s Board of Directors recommends a vote “FOR” each of the following proposal:

1.	To approve an amendment to the Company’s Certificate of Incorporation to effectuate a reverse split of the Company’s issued and outstanding shares of common stock at a ratio of between 1-for-5 and 1-for-15, inclusive, which ratio will be selected at the sole discretion of the Company’s Board of Directors, with any fractional shares that would otherwise be issuable as a result of the reverse split being rounded up to the nearest whole share (the “Reverse Stock Split”); provided, that the Company’s Board of Directors may abandon the Reverse Stock Split or delay the Reverse Stock Split in its sole discretion until the annual meeting of stockholders to be held in 2014.

☐ FOR approval	☐ AGAINST approval	☐ ABSTAIN

2.	To transact such other business as may properly come before the special meeting or any adjournment(s) or postponement(s) thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE PROPOSAL INDICATED AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER BUSINESS. ALL OTHER PROXIES HERETOFORE GIVEN BY THE UNDERSIGNED IN CONNECTION WITH THE ACTIONS PROPOSED ON THIS PROXY CARD ARE HEREBY EXPRESSLY REVOKED. THIS PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS VOTED BY WRITTEN NOTICE TO THE SECRETARY OF THE COMPANY, BY ISSUANCE OF A SUBSEQUENT PROXY OR BY VOTING IN PERSON AT THE SPECIAL MEETING.

Please mark, date, sign and return this proxy promptly in the enclosed envelope. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

DATED:

(Signature of Stockholder(s))

(Print Name(s) Here)

☐ PLEASE CHECK IF YOU ARE PLANNING TO ATTEND THE SPECIAL MEETING.

Important Notice Regarding the Availability of Proxy Materials for the STOCKHOLDER Meeting to be Held on APRIL 30, 2013. Our Proxy Statement IS available at WWW.PROXYVOTE.COM. YOU WILL NEED THE 12 DIGIT CONTROL NUMBER LISTED ON YOUR PROXY CARD IN ORDER TO ACCESS THE SITE AND VIEW THE MATERIALS ONLINE.

APPENDIX A

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

PACIFIC ETHANOL, INC.

a Delaware corporation

PACIFIC ETHANOL, INC. a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.            The name of the Corporation is PACIFIC ETHANOL, INC.

2.            That the Corporation’s Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on February 28, 2005 (the “Original Certificate”). The following were subsequently filed: (i) Certificate of Designations, Powers, Preferences and Rights of the Series A Cumulative Redeemable Convertible Preferred Stock filed with the Secretary of State of Delaware on April 12, 2006; (ii) Certificate of Designations, Powers, Preferences and Rights of the Series B Cumulative Convertible Preferred Stock filed with the Secretary of State of Delaware on March 26, 2008; (iii) Certificate of Amendment of Certificate of Incorporation filed with the Secretary of State of Delaware on June 3, 2010; and (iv) Certificate of Amendment of Certificate of Incorporation filed with the Secretary of State of Delaware on June 6, 2011 (collectively, the Original Certificate together with the subsequently filed certificates shall be referred to as the “Certificate of Incorporation”).

3.            The Certificate of Incorporation of the Corporation is hereby amended by adding the following at the end of Article FOURTH:

“Reverse Stock Split. On the effective date of the amendment adding this paragraph to Article FOURTH pursuant to the General Corporation Law of the State of Delaware (the “Effective Date”), each share of common stock, par value $0.001 per share (the “Old Common Stock”), issued and outstanding immediately before the Effective Date, shall be and hereby is, reclassified as and changed into one-_____ (1/_) of a share of common stock, par value $0.001 per share (the “New Common Stock”). The Corporation shall, through its transfer agent, provide certificates representing New Common Stock to holders of Old Common Stock in exchange for certificates representing Old Common Stock. From and after the Effective Date, certificates representing shares of Old Common Stock are hereby canceled and shall represent only the right of holders thereof to receive New Common Stock. The Corporation shall not issue fractional shares of New Common Stock. The reverse stock split shall not increase or decrease the amount of stated capital or paid-in surplus of the Corporation, provided that any fractional share that would otherwise be issuable as a result of the reverse stock split shall be rounded up to the nearest whole share of New Common Stock. From and after the Effective Date, the term “New Common Stock” as used in this Article FOURTH shall mean common stock as provided in the Certificate of Incorporation.”

4.            The amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

5.            The Effective Date of this Amendment will be __________, _____ ___, 20__ at 12:01 a.m. Eastern Time.

IN WITNESS WHEREOF, said Corporation has caused this Certificate to be signed this ___ day of __________, 20__.

_______________, __________